SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

                         ONE PRICE CLOTHING STORES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:
2)   Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)   Proposed maximum aggregate value of transaction:
5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:
2)   Form, Schedule or Registration Statement No.:
3)   Filing Party:
4)   Date Filed:

                         ONE PRICE CLOTHING STORES, INC.
                              1875 East Main Street
                           Highway 290, Commerce Park
                          Duncan, South Carolina 29334



                               September 15, 2003




Dear Stockholders:

         You are cordially invited to attend the annual meeting of stockholders of One Price Clothing Stores, Inc. (the "Company") to be held at the Boca Raton Marriott located at 5150 Town Center Circle, Boca Raton, Florida 33486 on Wednesday, October 1, 2003, at 10:00 a.m. local time.

         The principal business of the meeting will be to elect directors for the ensuing year and to approve the Company's Amended and Restated Certificate of Incorporation. We will also review the results of the past year and report on our operations during the first half of fiscal 2003.

         We would appreciate your completing, signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes.

                                            Sincerely yours,



                                            /s/ Leonard M. Snyder
                                            Leonard M. Snyder
                                            Chairman of the Board

                         ONE PRICE CLOTHING STORES, INC.
                              1875 East Main Street
                           Highway 290, Commerce Park
                          Duncan, South Carolina 29334


                 -----------------------------------------------
                           NOTICE OF ANNUAL MEETING OF
                                  STOCKHOLDERS
                           TO BE HELD OCTOBER 1, 2003
                 -----------------------------------------------


         The annual meeting of stockholders (the "Annual Meeting") of One Price Clothing Stores, Inc. (the "Company") will be held on Wednesday, October 1, 2003, at 10:00 a.m. local time, at the Boca Raton Marriott located at 5150 Town Center Circle, Boca Raton, Florida 33486 for the purpose of considering and acting upon the following:

         1. The election of 11 directors to serve until the 2004 annual meeting of stockholders;

         2.   Approval of the Amended and Restated Certificate of Incorporation;
              and

         3. The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Company has fixed August 8, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on August 8, 2003, will be entitled to vote at the Annual Meeting and any adjournment thereof.

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                          By Order of the Board of Directors,



                                          /s/ Grant H. Gibson
                                          Grant H. Gibson
                                          Secretary

Duncan, South Carolina
September 15, 2003

                         ONE PRICE CLOTHING STORES, INC.

                              1875 East Main Street
                           Highway 290, Commerce Park
                          Duncan, South Carolina 29334
                                 (864) 433-8888


                                 PROXY STATEMENT

         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board") of One Price Clothing Stores, Inc. (the "Company") of proxies to be voted at the Company's annual meeting of stockholders (the "Annual Meeting") to be held at the Boca Raton Marriott located at 5150 Town Center Circle, Boca Raton, Florida 33486, on Wednesday, October 1, 2003, at 10:00 a.m. local time. The approximate mailing date of this Proxy Statement, the accompanying Notice of Annual Meeting and proxy card is September 15, 2003.

                                  VOTING RIGHTS

         Only stockholders of record at the close of business on August 8, 2003, are entitled to receive notice of and to vote at the Annual Meeting. As of such date, there were 8,279,095 shares outstanding of the Company's common stock, $0.01 par value per share (the "Common Stock") and 100 shares outstanding of the Company's Series A Preferred Stock, $0.01 par value per share (the "Series A Preferred Stock"). Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 119,645 votes.

         Each stockholder of record at the close of business on August 8, 2003, will be sent this Proxy Statement, the accompanying Notice of Annual Meeting and a proxy card. Any proxy given pursuant to this solicitation that is received in time to be voted at the Annual Meeting and not subsequently revoked will be voted with respect to all shares represented by it and will be voted in accordance with the directions, if any, given in such proxy. If no contrary directions are given, all shares represented by a proxy will be voted FOR the election as directors of the 11 nominees named in Proposal 1 of this Proxy Statement, FOR the approval of the Amended and Restated Certificate of Incorporation described in Proposal 2 of this Proxy Statement and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A stockholder may revoke a proxy by: (i) delivering to the Secretary of the Company, at or before the Annual Meeting, an instrument revoking the proxy bearing a date later than the proxy; (ii) delivering to the Secretary of the Company, at or before the Annual Meeting, a duly executed proxy bearing a later date; or (iii) attending the Annual Meeting and either giving notice of revocation to the Secretary of the Company or by voting his or her shares in person in a manner contrary to that set forth in his or her previous proxy (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any instrument revoking a proxy should be sent to: One Price Clothing Stores, Inc., 1875 East Main Street, Highway 290, Commerce Park, Duncan, South Carolina 29334,
Attention: Secretary.

         The holders of a majority of shares of Common Stock who are entitled to vote must be present in person or represented by proxy to constitute a quorum and act upon the proposed business. Directors are elected by a plurality of votes of the shares of Common Stock and Series A Preferred Stock present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. A plurality means that the 11 nominees who receive the most votes for the available directorships will be elected as directors. Stockholders do not have the right to cumulate their votes in the election of directors. The affirmative vote of the holders of a majority of shares of Common Stock and Series A Preferred Stock, voting together as a single class, is required to approve the Company's Amended and Restated Certificate of Incorporation. Sun One Price has indicated that it intends to vote its shares of Common Stock and Series A Preferred Stock for each of the nominees for director and for the approval of the Amended and Restated Certificate of Incorporation.

         An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present for purposes of determining a quorum. Each is tabulated separately. Broker non-votes are not counted for purposes of determining the votes cast for directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld for a nominee for director will be excluded in calculating the votes received in favor of such nominee. With respect to the approval of the Amended and Restated Certificate of Incorporation and on any other matter that may properly come before the Annual Meeting or any adjournment, broker non-votes are not counted and abstentions are counted as negative votes.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

Information Regarding Nominees for Director

         The Company's By-Laws provide that the Company shall have at least three and no more than eleven directors, the exact number to be determined by resolution of the Board from time to time. The Board has, by resolution, established the number of directors at 11. There are currently three vacancies on the Board. Since there are 11 nominees for election, proxies cannot be voted for more than 11 persons. Each of the directors elected at the Annual Meeting will serve until his or her successor is duly elected and qualified or until his or her earlier resignation or removal in accordance with the Company's By-Laws.

         Unless a stockholder directs otherwise, it is the intention of the persons named as proxy holders in the enclosed proxy card to vote each of the proxies for the election of each of the persons named below as directors. Management of the Company believes that all of the nominees will be available and able to serve as directors, but in the event that any nominee is not available or able to serve, the shares represented by proxies will be voted for such substitute as shall be designated by the Board.

         The Company's directors, including the nominees for director, are as follows:

             Name                      Age                 Position
             ----                      ---                 --------

     Leonard M. Snyder                  55      Executive Chairman and Chief
                                                  Executive Officer

     Rodger R. Krouse                   41      Director and Vice President

     Marc J. Leder                      41      Director and Vice President

     Malcolm L. Sherman (1)(3)          71      Director

     R. Lynn Skillen (2)                47      Director and Vice President

     Robert J. Stevenish (1)(3)         59      Director

     Clarence E. ("Bud") Terry (2)      57      Director and Vice President

     Allan Tofias (1)                   73      Director

     C. Deryl Couch (4)                 41      Vice President

     T. Scott King (4)                  51      Vice President

     M. Steven Liff (4)                 32      Vice President

     ---------------
     (1)   Member of the Audit Committee.
     (2)   Member of the Compensation Committee.
     (3)   Member of the Governance Committee.
     (4)   Nominee for director.

         Leonard M. Snyder was appointed Executive Chairman and interim Chief Executive Officer of the Company on January 15, 2001 and joined the Board on June 10, 1998. Prior to joining the Board, Mr. Snyder served as a consultant to the Company from April 16, 1998 until his appointment as Non-Executive Chairman. Mr. Snyder has been a marketing and management consultant since January 1995. From April 1987 to October 1994, he served as Chairman and Chief Executive Officer of Lamonts Apparel, Inc., a chain of approximately 55 family apparel stores. Prior to his tenure at Lamonts, Mr. Snyder held executive positions with Allied Stores Corporation (currently Federated Department Stores, Inc.) and Dayton Hudson Corporation (currently Target). Mr. Snyder also serves as a member of the board of directors of Harold's Stores, Inc., a chain of specialty apparel stores, and Paper Calmenson & Company, a diversified steel company.

         Rodger R. Krouse was appointed as a director and Vice President of the Company in June 2003. Mr. Krouse is the co-founder and Managing Director of Sun Capital Partners, Inc., and has been engaged in leveraged buyouts and investment banking for more than 18 years. Prior to co-founding Sun Capital in 1995, Mr. Krouse served as a Senior Vice President of Lehman Brothers, an investment banking firm in New York. Mr. Krouse has been involved in all Sun Capital Partners investments. Mr. Krouse is also a director of Northland Cranberries, Inc., Catalina Lighting, Inc., Celebrity, Inc., Mackie Designs, Inc. and a number of private companies.

         Marc J. Leder was appointed as director and Vice President of the Company in June 2003. Mr. Leder is the co-founder and Managing Director of Sun Capital Partners, Inc., a private investment firm, and has been engaged in leveraged buyouts and investment banking for more than 16 years. Prior to co-founding Sun Capital Partners in 1995, Mr. Leder served as a Senior Vice President of Lehman Brothers, an investment banking firm in New York. Mr. Leder has been actively involved in all of Sun Capital's investments. Mr. Leder is also a director of Northland Cranberries, Inc., Catalina Lighting, Inc., Celebrity, Inc., Mackie Designs, Inc. and a number of private companies.

         Malcolm L. Sherman was elected as director of the Company in April 1993. Mr. Sherman has served as Chairman of Gordon Brothers Group Inc., a financial services corporation, since 1993. Mr. Sherman has also served as Chairman of the board of directors of StethTech Corporation, a medical devices company, since 1994. Mr. Sherman serves as a director of Maxwell Shoe Company, a designer and marketer of women's and children's footwear, and Active International, Inc., a corporate trading company. Mr. Sherman served from 1996 to 1999 as the Chairman and Chief Executive Officer of Ekco Group, Inc., a manufacturer and marketer of branded houseware products, and from 2000 to 2002 as Chief Executive Officer of SmartBargains, Inc., an internet retailer.

         R. Lynn Skillen was appointed as a director and Vice President of the Company in June 2003. Mr. Skillen has also served as Vice President of Sun Capital Partners, Inc. since November 2002. Prior to joining Sun Capital Partners, Inc., Mr. Skillen served as Chief Financial Officer of two Sun Capital portfolio companies, Catalina Lighting, Inc. and Celebrity, Inc. He also served as Vice President-Finance of Dollar Car Rental from September 1997 to March 1998 and as Chief Financial Officer of Snappy Car Rental, Inc. from October 1994 to September 1997. Prior to 1994, Mr. Skillen spent 16 years at Safelite Auto Glass, serving in several finance and operations management positions. Mr. Skillen is also a director of Celebrity, Inc. and Mackie Designs, Inc.

         Robert J. Stevenish was elected as a director of the Company in June 2000. Since October 2002, Mr. Stevenish has served as President and Chief Operating Officer of Modell's Sporting Goods, a 94-store chain with stores in the mid-Atlantic region. From September 2001 to October 2002, Mr. Stevenish served as President and Chief Executive Officer of Trilegiant Corporation, the largest membership services and loyalty business in the United States, providing products and services to over 100 million Americans. Trilegiant Corporation is the successor to Cendant Membership Services Inc. and Cendant Incentives. Trilegiant is also a successor to Netmarket Group, Inc., where from July 1, 2000 to September 2001, Mr. Stevenish served as Chairman, President and Chief Executive Officer. From January 2000 to July 2000, Mr. Stevenish served as President and Chief Executive Officer of RU4.com, an internet company. From June 1997 to January 2000, Mr. Stevenish served as President and Chief Executive Officer of FEDCO, a mutual benefit non-profit retail company. FEDCO filed a plan of reorganization under Chapter 11 of the Bankruptcy Code on July 9, 1999, and emerged from bankruptcy on December 16, 1999. He is a member of the board of directors of the International Mass Retail Association and of the FEDCO charitable foundation of Southern California, and a member of the board of advisors of Modell's Sporting Goods.

         Clarence E. ("Bud") Terry was appointed as a director and Vice President of the Company in June 2003. Mr. Terry has served as Managing Director of Sun Capital Partners, Inc. since September 1999, and has more than 29 years of operating experience at Rain Bird Sprinkler Manufacturing, Inc., the largest manufacturer of irrigation products in the world. Mr. Terry has been responsible for all areas of operations, including manufacturing, foreign sourcing, sales and marketing, and general management. Mr. Terry has served as CEO on an interim basis for several Sun Capital Partner's portfolio companies. Mr. Terry is also a director of Northland Cranberries, Inc., Catalina Lighting, Inc., Celebrity, Inc., Mackie Designs, Inc. and a number of private companies.

         Allan Tofias was elected as a director of the Company in April 1999. Mr. Tofias is a Certified Public Accountant. Since January 1998, his principal occupation has been as a consultant. He is the founder of Tofias, P.C. (formerly Tofias, Fleishman, Shapiro & Co., P.C.), one of the largest regional accounting firms in the Northeast, where he was the managing shareholder from 1966 to 1995 and chairman of the board from 1995 to December 1997. Mr. Tofias serves as a member of the board of directors and as chairman of the audit committee of The Rowe Companies, which is engaged in the design and manufacture of furniture and the operation of retail furniture stores. Mr. Tofias served as a trustee and chairman of the audit committee of Gannett, Welch & Kotler Mutual Funds until September 2002, when Bank of New York acquired the funds.

         C. Deryl Couch was appointed Vice President of the Company in June 2003. Mr. Couch has served as Senior Vice President and General Counsel of Sun Capital Partners, Inc. since May 2000, and has more than 16 years experience in mergers and acquisitions, general corporate, securities and tax law matters. Prior to joining Sun Capital, Mr. Couch was Deputy General Counsel of a NYSE specialty finance company from June 1998 to May 2000, and a shareholder of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., a full-service law firm, from 1995 to June 1998. Mr. Couch is also a director of Catalina Lighting, Inc. and Mackie Designs, Inc.

         T. Scott King was appointed as a Vice President of the Company in June 2003. Mr. King has served as Managing Director of Sun Capital Partners, Inc. since June 2003, and has more than 25 years of operating experience in the consumer, industrial and municipal marketplace. Prior to joining Sun Capital, Mr. King was CEO of Waterlink, Inc., and previously was President of the Consumer Division for The Sherwin Williams Company.

         M. Steven Liff was appointed Vice President of the Company in June 2003. Mr. Liff has served as Principal of Sun Capital Partners, Inc. since March 2000, and has more than 10 years of turnaround financing and leveraged buyout experience. Prior to joining Sun Capital, Mr. Liff spent six years at Bank of America Commercial Finance, most recently as Senior Marketing Executive, focusing on marketing, underwriting and closing new leveraged transactions.

         The Board unanimously recommends that the Company's stockholders vote FOR each of the nominees set forth in Proposal 1.

Information Regarding Executive Officers

            Name                 Age                      Position
            ----                 ---                      --------

     Leonard M. Snyder (1)        55      Executive Chairman and Chief Executive
                                          Officer

     Thomas R. Kelly              57      Senior Vice President - Merchandising

     H. Dane Reynolds             52      Senior Vice President and Chief
                                          Financial Officer

     Ronald C. Swedin             58      Senior Vice President - Store
                                          Operations

(1) See biographical information under "Information Regarding Nominees for Director".

         Thomas R. Kelly joined the Company on October 30, 2000, as Senior Vice President- Merchandising. His previous experience includes senior management positions at Goody's Family Clothing, Inc., from 1995 until 2000. Goody's is a chain of family specialty stores with annual sales volume in 1999 in excess of $1 billion. At the time of his departure from Goody's, Mr. Kelly was Executive Vice President and General Merchandise Manager, with responsibilities for the Merchandise and Planning and Distribution functions.

         H. Dane Reynolds joined the Company on April 12, 1999. Prior to joining the Company, Mr. Reynolds served as Senior Vice-President at Rack Room Shoes, a retail chain with approximately 340 shoe stores and approximately $400 million in annual sales in 1998, from September 1984 to the end of January 1999. During his tenure, he had responsibility for Finance, Information Systems, Human Resources, Real Estate, Distribution and Logistics.

         Ronald C. Swedin joined the Company in March 1992 as Vice President - Store Operations. He was promoted to Senior Vice President - Store Operations in January 1996.

Directors' Fees

         The Board pays directors' fees to all eligible directors, except Messrs. Krouse, Leder, Skillen and Terry. The current guidelines provide for directors' fees of $20,000 per annum for all four regularly scheduled meetings, plus $2,000 per day for any special meetings of the Board beyond the four regularly scheduled meetings. In 1998, the guidelines were clarified to eliminate fees for phone meetings of the Board under 30 minutes and to provide for a fee of $500 per phone meeting lasting over 30 minutes. During fiscal 2002, each non-employee director, other than Mr. Snyder, received fees of $3,500 per annum for each committee on which such director served, and an additional $2,500 per annum for chairing a committee of the Board. Committee fees are all-inclusive and are not based upon the number of meetings held, whether in person or by telephone. Individual Board members may receive additional compensation for Board and Committee related activities performed beyond the normal scope of their duties. Each eligible director receives an annual grant of an option to purchase 1,429 shares of Common Stock. In addition to, or in lieu of, such annual grant of options a director may, at the discretion of the Compensation Committee, receive a grant of Restricted Stock, subject to the terms of the Company's Director Stock Option Plan, as amended.

Meetings and Committees

         During fiscal 2002, the Board met eleven times, four times in person and seven times by telephone. Each member of the Board attended at least 75% of the total number of meetings of the Board and the committees on which he or she served.

         The Board has an Audit Committee that is responsible for reviewing and making recommendations regarding the Company's engagement of independent auditors, the annual audit of the Company's financial statements, and the Company's internal accounting practices and policies. Currently, Messrs. Tofias, Stevenish and Sherman serve on the Audit Committee. Mr. Tofias serves as Chairman of this committee. The Audit Committee met seven times in fiscal 2002, four times in person and three times by telephone.

         The Board also has a Compensation Committee, the function of which is to make recommendations to the Board as to the salaries and bonuses of the officers of the Company and to authorize the grant of options and/or restricted stock to eligible individuals pursuant to the Company's 1991 Stock Option Plan and the Director Stock Option Plan. Messrs. Terry and Skillen have served on the Compensation Committee since July 2003. Mr. Terry serves as Chairman of this committee. The Compensation Committee met five times in fiscal 2002, three times in person and two times by telephone.

         The Board also has a Governance Committee, which is authorized to make recommendations to the Board as to governance matters concerning the Company. Currently the Governance Committee consists of Messrs. Sherman and Stevenish, neither of whom is an employee of the Company. Mr. Sherman serves as Chairman of this committee. The Governance Committee met eight times in fiscal 2002, three times in person and five times by telephone.

         The Board does not have a nominating committee, as the Governance Committee performs that function. The Governance Committee does not accept nominations from stockholders.

                                   PROPOSAL 2

          APPROVAL OF AMENDED AND RESTATED CERTIFICATE AS INCORPORATION

General

         On June 26, 2003, the Board unanimously approved, subject to stockholder approval, the proposed Amended and Restated Certificate of Incorporation attached hereto as Appendix "A" (the "Amended Certificate") to:
(a) increase the number of shares of Common Stock that the Company is authorized to issue from 10,000,000 shares to 29,000,000 shares; and (b) to permit the Company's stockholders to take action by less than unanimous written consent.

         If the Company's stockholders approve the Amended Certificate, the Company plans to file it with the Secretary of State of Delaware as soon as practicable following the Annual Meeting, to be effective upon such filing.

Increase in Authorized Shares of Common Stock

         In order for the Company to obtain an investment of $7.0 million of equity capital from Sun One Price, LLC ("Sun One Price") and certain co-investors, Sun One Price required that its investment result in it owning 85% of the issued and outstanding shares of Common Stock. However, at the time of the closing of the investment, the Company did not have enough authorized but unissued shares of Common Stock to allow it to issue enough shares of Common Stock to equal 85% of the issued and outstanding shares of Common Stock. As a result, the Company issued Sun One Price and its co-investors a combination of Common Stock and Series A Preferred Stock that together constituted such percentage ownership on an as-converted-to-common-stock basis. In connection with the Company's issuance of these securities to Sun One Price and its co-investors, the Company also agreed to submit to its stockholders an Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue so that all of the Series A Preferred Stock could be converted into a number of shares of Common Stock that, together with the shares of Common Stock issued at the closing of the investment, would constitute 85% of the outstanding shares of Common Stock. Because each issued and outstanding share of Series A Preferred Stock is equivalent to 119,645 shares of Common Stock with respect to voting, dividend and liquidation rights, conversion of the Series A Preferred Stock into Common Stock will result in no substantive change to the relative voting, dividend and liquidation rights of the shares of Common Stock currently issued and outstanding.

         The Company also needs to increase the number of shares of Common Stock authorized for issuance to allow the exercise of certain warrants that it has issued recently. The Company has issued warrants to purchase an aggregate of 789,230 shares of Common Stock to certain of its vendors in order to receive concessions with respect to its existing accounts payable. In addition, in connection with the investment by Sun One Price and its co-investors, the Company issued Sun One Price and its co-investors warrants that will permit them to maintain their current percentage ownership of Common Stock in the event of the exercise of options or warrants to purchase Common Stock that were outstanding on the closing date of the investment, including the warrants issued to the Company's vendors.

         As of the Record Date, there were approximately 8,279,095 shares of Common Stock issued and outstanding and 100 shares of Series A Preferred Stock issued and outstanding. Upon the effectiveness of the Amended Certificate (and the automatic conversion of each share of Series A Preferred Stock into 119,645 shares of Common Stock), there will be approximately 20,243,595 shares of Common Stock issued and outstanding and no shares of Series A Preferred Stock issued and outstanding.

         Approval of the Amended Certificate will also help ensure that a sufficient number of authorized but unissued shares of Common Stock are readily available for issuance if subsequent appropriate corporate opportunities should arise. The Amended Certificate will give the Company flexibility to issue additional shares of Common Stock for, among other purposes, possible future stock splits and stock dividends, issuances from time to time in connection with possible future employee stock option or benefit plans, capital raising transactions or other general corporate purposes. As of the Record Date, out of the 10,000,000 shares of Common Stock presently authorized, no shares were available for subsequent issuance that were not otherwise issued and outstanding or reserved for specific purposes. By having the Company's stockholders approve an increase in the number of shares of Common Stock authorized for issuance in advance of any specific need, the Board believes that the Company will be able to avoid the delay and expense of obtaining stockholder approval for a similar amendment at a later stockholder meeting called in response to a specific need.

Action by Written Consent

         The Company's current Certificate of Incorporation provides that any action that may be taken at an annual or special meeting of the Company's stockholders may be taken without a meeting if a written consent is signed by all of the Company's stockholders. The Amended Certificate provides that any action that may be taken at an annual or special meeting of the Company's stockholders may be taken without a meeting if a written consent is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

         Given that the Company has over 400 stockholders of record, it is practically impossible for the Company's stockholders to act by unanimous written consent. The provision of the Amended Certificate allowing stockholder action by less than unanimous written consent is common for Delaware corporations such as the Company and will give Sun One Price and its co-investors, the owners of 85% of the outstanding shares of Common Stock following the filing of the Amended Certificate, the flexibility to take action without the delay and expense associated with holding a stockholders' meeting.

Potential Anti-Takeover Effects

         The Company does not view the adoption of the Amended Certificate as part of any "anti-takeover" strategy. The Amended Certificate is not being advanced as the result of any known effort by any party to accumulate additional shares of Common Stock, other than with respect to the conversion into Common Stock of the shares of Series A Preferred Stock that are already issued and outstanding, or to obtain voting control of the Company that any such party does not already have. The Company's majority stockholder, Sun One Price, already possesses voting control of the Company.

         The issuance of shares of Common Stock under particular circumstances could, under certain circumstances, have an anti-takeover effect. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for management and the Board to endeavor to impede the attempt by issuing shares of Common Stock, thereby diluting or impairing the voting power of the other outstanding shares of Common Stock and increasing the potential costs to acquire control of the Company. However, the Company expects there to be very few authorized but unissued shares of Common Stock following the filing of the Amended Certificate, the conversion of the Series A Preferred Stock and the exercise of the warrants it issued to Sun One Price and its vendors. The Company may issue new securities without first offering them to stockholders, as the holders of Common Stock have no preemptive rights.

         The Board unanimously recommends that the Company's stockholders vote FOR approval of the Amended Certificate.

                          REPORT OF THE AUDIT COMMITTEE

         The following report of the Audit Committee does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless expressly stated otherwise.

         The Audit Committee of the Board is responsible for, among other things, considering the appointment of the Company's independent auditors, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal and independent auditors. Although the Common Stock is quoted on the Over the Counter Bulletin Board, the Audit Committee believes that its current composition satisfies the applicable rules of the National Association of Securities Dealers, Inc. (the "NASD"), including the requirement that all of the members of the Audit Committee be "independent" as defined in Rule 4200(a)(14) of the NASD's listing standards.

         In connection with the Company's audited financial statements for the fiscal year ended February 1, 2003, the Audit Committee: (i) reviewed and discussed such audited financial statements with management; (ii) discussed with the independent auditors, Deloitte & Touche LLP, the matters required by Statement on Auditing Standards No. 61 (SAS 61 requires the auditors to assure themselves that the Audit Committee receives information regarding the scope and results of the audit); and (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1 relating to the auditor's independence from the Company and considered and discussed with the auditors the compatibility of non-audit services with the auditor's independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the Company's audited financial statements for the fiscal year ended February 1, 2003, in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

         In December 1999, the Audit Committee approved and the Board, on the recommendation of the Audit Committee, adopted an Audit Committee Charter, which was updated and amended, with Board approval, on March 21, 2001. Such charter, as amended, was attached as Appendix A to the Proxy Statement relating to the Company's 2001 Annual Meeting.

The Audit Committee

Allan Tofias, Chairman
Robert Stevenish
Malcolm Sherman

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On June 27, 2003, the Company closed an equity investment by Sun One Price and certain co-investors. In the transaction, Sun One Price and three co-investors paid a total purchase price of $7.0 million for 5,119,101 shares of Common Stock and 100 shares of Series A Preferred Stock that will be convertible into an aggregate of 11,964,500 shares of Common Stock upon the effectiveness of the Amended Certificate. The shares of Common Stock and Series A Preferred Stock that were issued pursuant to this investment were authorized but unissued shares of the Company. As a result of the investment, Sun One Price and its co-investors now own approximately 85% of the Company's voting securities, assuming the conversion of Series A Preferred Stock to Common Stock. To purchase all of the shares of Common Stock and Series A Preferred Stock, Sun One Price used funds obtained pursuant to a bridge loan provided by Harris Trust and Savings Bank. Sun Capital Partners III, LP and Sun Capital Partners III QP, LP, the sole members of Sun One Price, have called capital from their partners, and when the capital is received by those entities, it will be contributed to the capital of Sun One Price, and Sun One Price will repay the bridge loan in full.

         In conjunction with Sun One Price's equity investment in the Company, Sun Capital Partners Management III, LLC ("Sun Management"), an affiliate of Sun One Price, entered into a Management Services Agreement with the Company (the "Management Agreement"). Pursuant to the Management Agreement, the Company paid Sun Management a fee of $460,000 in consideration of certain consulting services rendered to the Company in connection with the structuring and negotiating of the equity investment made by Sun One Price. Also, under the Management Agreement, Sun Management agreed to provide financial and consulting services to the Company for an annual management fee equal to the greater of $500,000 or 6% of the Company's Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as defined in the Management Agreement, in advance in equal quarterly installments of $125,000. Immediately following an independent audit, the Company is required to pay Sun Management the remaining amount due, to the extent that 6% of EBITDA for the immediately preceding fiscal year exceeds $500,000. In addition, the Company is obligated to pay the legal and other expenses incurred by Sun One Price in connection with its equity investment in the Company. Rodger R. Krouse, Marc J. Leder, R. Lynn Skillen and Clarence E. Terry, each of whom serves as a director of the Company, and C. Deryl Couch, T. Scott King and M. Steven Liff, each of whom has been nominated to serve as a director of the Company, are officers of Sun Management.

         Pursuant to a Stockholders' Agreement dated June 27, 2003 among the Company, Sun One Price and its co-investors, each co-investor agreed not to transfer any shares of Common Stock without first providing a right of first refusal to the Company and Sun One Price, subject to certain limited exceptions. Sun One Price granted "tag along" rights to the co-investors, and the co-investors granted "drag along" rights to Sun One Price in connection with any sale of a majority equity interest in the Company. The co-investors also agreed to vote their shares of Common Stock in the manner specified by Sun One Price. The Stockholders' Agreement will terminate at such time as both: (i) Sun One Price and its affiliates no longer own or control at least 25% of the Common Stock on a fully-diluted basis and (ii) Sun One Price and its affiliates no longer control the Board.

         Marc J. Leder and Rodger R. Krouse may each be deemed to control Sun One Price, as they each own 50% of the membership interests in Sun Capital Partners III, LLC, which in turn is the general partner of Sun Capital Advisors III, LP, which in turn is the general partner of both Sun Capital Partners III, LP and Sun Capital Partners III QP, LP, which together own 100% of the membership interests of Sun One Price. The limited partners of Sun Capital Advisors III, LP include, among others, Marc J. Leder, Rodger R. Krouse, Clarence E. Terry and R. Lynn Skillen, each of whom serves as a director of the Company, and C. Deryl Couch, T. Scott King and M. Steven Liff, each of whom has been nominated to serve as a director of the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the compensation during fiscal 2002, 2001 and 2000 of the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                                                             Long-Term
                                               Annual Compensation(1)                   Compensation Awards
                                   -----------------------------------------------  ----------------------------
                                                                                                    Securities
                                                                      Other Annual   Restricted     Underlying       All Other
                                                                      Compensation  Stock Awards      Options      Compensation
Name and Principal Position          Year      Salary($)   Bonus($)      ($)(2)          ($)         Granted(#)       ($)(3)
---------------------------------  --------   ----------- ---------- -------------  -------------  -------------  ---------------
Leonard M. Snyder (4)............    2002        500,000    170,000       201,355          43,813              0          24,184
   Executive Chairman & Chief        2001        500,000    190,000        90,254           4,023              0          16,405
   Executive Officer                 2000         19,231     50,000             0          62,341         14,286               0

Thomas R. Kelly (5)..............    2002        300,000      2,500             0           6,134          2,250           7,347
   Senior Vice President-            2001        300,000          0        71,626               0          2,858           4,697
   Merchandising                     2000         75,000          0             0               0         14,286               0

H. Dane Reynolds ................    2002        275,000      2,500       104,521           6,134          2,250          12,397
   Senior Vice President and         2001        264,192          0             0               0          4,286          10,714
   Chief Financial Officer           2000        249,231          0             0               0          4,286           7,493

Ronald C. Swedin ................    2002        245,000      2,500             0           6,134          2,250          17,314
   Senior Vice President-            2001        245,000          0             0               0          4,386          15,733
   Store Operations                  2000        242,923          0             0               0          4,286          10,172

 (1) There were no bonuses paid for fiscal 2002 under the Company's management bonus plan since the Company did not achieve the minimum level of earnings required to pay bonuses. See "Compensation Committee Report On Executive Compensation". The bonus shown for Mr. Snyder in fiscal 2002 was paid pursuant to his individual Employment Contract, less $10,000, which Mr. Snyder elected to waive. The remaining bonuses shown were paid as a part of a cost savings incentive program for the third and fourth quarters of fiscal 2002.

 (2) The amounts shown in this column were paid for reimbursement of taxes and/or relocation expenses. In respect to Mr. Snyder, this amount also includes reimbursements for certain travel and living expenses. It also includes a tax gross-up for a stock award of $26,012, as outlined in his contract. The Company's top managers also receive certain non-cash compensation in the form of personal benefits. Although the value of such compensation cannot be determined precisely, the Company has determined that such compensation did not exceed $10,000 to any of the Named Executive Officers during any of fiscal 2002, 2001 or 2000.

 (3)   "All Other Compensation" for fiscal 2002 includes the following:

       o contributions of $1,300 to the Company's 401(k) Plan on behalf of each of Messrs. Snyder, Reynolds and Swedin to match 2002 pre-tax elective deferral contributions (included under "Salary") made by each to such plan;
       o contributions of $15,562, $1,450 and $5,074 on behalf of Messrs. Snyder, Reynolds and Swedin for the Company's contributions under the deferred compensation plan;
       o premium payments of $1,080, $1,944, $1,188, and $1,589 for the benefit of Messrs. Snyder, Kelly, Reynolds, and Swedin, respectively, in order to continue a level of life insurance coverage not otherwise available under the Company's standard life insurance plan;
       o premium payments of $504, $4,782 and $2,935 for the benefit of Messrs. Kelly, Reynolds, and Swedin, respectively, in order to continue a level of disability coverage not otherwise available under the Company's standard disability plan; and

       o medical reimbursements in the amounts of $6,243, $3,366, $2,144 and $4,884 to each of Messrs. Snyder, Kelly, Reynolds, and Swedin, respectively.

 (4) Mr. Snyder became Executive Chairman and Chief Executive Officer on January 15, 2001.

 (5)   Mr. Kelly joined the Company in October 2000.

Stock Options

         The following table sets forth information regarding option grants with respect to Common Stock made by the Company to the Named Executive Officers during fiscal 2002.

                          Option Grants in Fiscal 2002

                                             Individual Grants
                         ------------------------------------------------------------

                         Number of       % of Total Options
                         Securities          Granted to                                    Grant Date
                     Underlying Options       Employees     Exercise Price  Expiration    Present Value
Name                     Granted (#)           in 2002          ($/Sh)       Date (1)        ($)(2)
----                     -----------           -------          ------       --------        ------
Leonard M. Snyder                 0                0.0%              --             --           --
Thomas R. Kelly               2,250                6.8%            1.75     02/28/2012        2,750
H. Dane Reynolds              2,250                6.8%            1.75     02/28/2012        2,750
Ronald C. Swedin              2,250                6.8%            1.75     02/28/2012        2,750

(1) The option plan(s) pursuant to which the options were granted and/or stock option agreements provide for earlier expiration dates under certain conditions.

(2) The grant date present value was calculated using the Black-Scholes option pricing model assuming an expected volatility of 140%, a risk-free rate of return of approximately 2.5%, a dividend yield of 0%, and an estimated option life of approximately 1.1 years from the exercisability date.

Option Exercises

         The following table sets forth information with respect to the Named Executive Officers concerning unexercised options held as of the end of fiscal 2002. None of the Named Executive Officers exercised options in fiscal 2002.

                   Aggregated Option Exercises in Fiscal 2002
                           and Year-End Option Values

                                                           Number of Securities      Value of Unexercised
                                                          Underlying Unexercised     In-the-Money Options
                                                              Options at 2002           at 2002 Fiscal
                                                           Fiscal Year-End (#)           Year-End ($)
                        Shares Acquired      Value         -------------------        -----------------
                          on Exercise       Realized           Exercisable/              Exercisable/
 Name                         (#)             ($)             Unexercisable           Unexercisable (1)
 ----                         ---             ---          -------------------        -----------------
 Leonard M. Snyder             0               0                  35,715 / 0                0 / 0
 Thomas R. Kelly               0               0              10,001 / 9,393                0 / 0
 H. Dane Reynolds              0               0              10,715 / 7,250                0 / 0
 Ronald C. Swedin              0               0               9,287 / 4,393                0 / 0

(1) Based on the difference between the option exercise price and $0.43, the closing price of the Common Stock on NASDAQ on January 31, 2003.

Equity Compensation Plan Information

         The following table provides information as of February 1, 2003, with respect to the Company's compensation plans under which the Company's equity securities are authorized for issuance:

                                              Number of
                                           securities to be                             Number of securities
                                              issued upon        Weighted-average      remaining available for
                                              exercise of        exercise price of      future issuance under
                                              outstanding      outstanding options,      equity compensation
                                           options, warrants   warrants and rights    plans excluding securites
                Plan Category                 and rights               ($)                 already issued
                -------------                 ----------       -------------------         --------------
     Equity compensation plans approved
     by stockholders (1)................        260,999                8.750                   107,743

     Equity compensation plans not
     approved by stockholders (2).......        107,287                4.726                    25,000

              Total.....................        368,286                7.568                   132,743

---------------------------------
(1) Consists of 21,847 shares of Common Stock issuable on the exercise of options granted under the Company's 1998 Stock Option Plan, 194,495 shares under the Company's 1991 Stock Option Plan and 44,657 shares of Common Stock issuable on the exercise of options granted under the Company's Directors Stock Option Plan.
(2) Consists of 47,144 shares of Common Stock issuable on the exercise of options granted under individual inducement plans for awarded to various officers upon joining the company and 60,143 shares of Common Stock under warrants to Enhanced Retail Funding, LLC for value received.

         Effective October 11, 2002, the Company adopted the Directors de Minimus Plan to encourage and enable members of the Board to acquire Common Stock in order to promote a closer identification of their interests with those of the Company and its stockholders. Under the Directors de Minimus Plan, the Compensation Committee is authorized to award shares or issue options to purchase up to an aggregate of 8,333 shares of Common Stock to members of the Board. The exercise price, vesting and term of options issued under the Directors de Minimus Plan will be determined by the Compensation Committee at the time of grant.

         Effective October 11, 2002, the Company adopted the Management de Minimus Plan to encourage and enable selected senior management employees to acquire shares of Common Stock in order to promote a closer identification of their interests with those of the Company and its stockholders. Under the

Management de Minimus Plan, the Compensation Committee is authorized to award shares or issue options to purchase up to an aggregate of 16,667 shares of Common Stock to selected senior management employees. The exercise price, vesting and term of options issued under the Management de Minimus Plan will be determined by the Compensation Committee at the time of grant.

Employment Contracts and Deferred Compensation Arrangements

         All executive officers of the Company are parties to employment contracts with the Company.

         The Company entered into a new employment agreement with Mr. Snyder, effective as of June 27, 2003 that supercedes all prior agreements with Mr. Snyder. The term of the employment agreement will continue until Mr. Snyder's resignation, death or disability or until the Board determines in good faith that termination of Mr. Snyder's employment is in the Company's best interests. The employment agreement provides for Mr. Snyder to serve as Chief Executive Officer and President of the Company for a base salary of $500,000 per annum and reimbursement of certain expenses described in the employment agreement. The employment agreement also provides that in the event the Company terminates Mr. Snyder's employment without "Cause," as that term is defined in the employment agreement, Mr. Snyder terminates his employment due to the Company's breach of the employment agreement or Mr. Snyder resigns or terminates his employment after June 27, 2004, the Company must pay Mr. Snyder $250,000.

         The Company entered into an employment agreement with Mr. Reynolds on April 12, 1999, which provides for a minimum term of two years, and, as an inducement for Mr. Reynolds to join the Company, a grant of an option to purchase 11,429 shares of Common Stock. The employment contracts of Messrs. Reynolds, Kelly and Swedin provide for the continuation of base salary for a period of six months after the date of involuntary termination of employment without cause, with provisions for up to an additional six months of severance payments if other employment has not commenced by the end of such six month period. In December 1998, the Board, upon the unanimous recommendation of the Compensation Committee, approved amendments to the contracts of the then current executive officers. These amendments provide that, in the event of a "Change of Control" followed by an "Employment Event," as such terms are defined in such contracts, severance payments are extended, all unvested stock options immediately vest and any restrictions on Restricted Stock lapse.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 2002, Laurie M. Shahon and Renee M. Love served on the Compensation Committee. In connection with the equity investment by Sun One Price, Ms. Shahon and Ms. Love resigned as directors of the Company in June 2003. During fiscal 2002, no person serving on the Compensation Committee or on the Board was an executive officer of another entity for which an executive officer of the Company served on such entity's board of directors or compensation committee.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Decisions on compensation of the Company's executives generally are made by the Compensation Committee. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. The Compensation Committee is providing the following report.

Compensation Policies Toward Executive Officers

         The Company's executive compensation policies are designed to provide incentives to meet the Company's annual and long-term performance goals, recognize individual initiative and achievements, and provide competitive levels of compensation in order to attract and retain qualified executives. The Compensation Committee annually reviews the Company's corporate performance and that of its executives and sets target levels of compensation at its discretion. As a result, the executive officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon Company-wide and individual performance.

         The Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are useful tools to align the interests of management with those of the Company's stockholders. Accordingly, the Compensation Committee grants options and, in certain cases, stock, to designated members of the Company's management and provides compensation packages based in part upon personal and earnings goals.

         The Omnibus Budget Reconciliation Act of 1993 denies publicly traded companies the ability to deduct for federal income tax purposes certain compensation paid to top executive officers in excess of $1 million per person per annum. The Compensation Committee intends to administer the Company's executive compensation programs in such a way that compensation for executive officers generally will be fully deductible under the Internal Revenue Code of 1986, as amended, including submitting plans for stockholder approval where necessary and determining compensation on an objective basis. However, in order to maintain flexibility to attract and retain qualified executives, the Compensation Committee may allow for non-deductible compensation.

Executive Officer Compensation

         The incentive compensation plan for fiscal 2002 provided for bonuses based upon individual performance, coupled with corporate performance tied to earnings before interest, taxes, depreciation and amortization ("EBITDA"). In general, the approach has been to tie the percentage of bonus attributable to corporate performance to each individual's level of responsibility and potential impact on such corporate performance. A three-tier bonus structure was adopted for fiscal 2002, with a minimum of $5,000,000 in EBITDA required before any bonus could be earned by an executive officer. The Compensation Committee set a threshold of $9,000,000 in EBITDA for 100% maximum bonuses to be paid. Performance goals are set at the beginning of each fiscal year and communicated to the participating members of the Company's management. Based upon actual EBITDA in fiscal 2002, the Company did not meet the corporate performance component for bonuses in fiscal 2002; accordingly, no bonus awards were made to Named Executive Officers under this plan. A separate incentive plan was developed for the third and fourth quarters of fiscal 2002 to focus on cost savings as compared to budgeted expenses. This program paid out $2,500 to each Messrs. Reynolds, Kelly and Swedin. Mr. Snyder received $170,000 in guaranteed bonus pursuant to his employment agreement, as amended, during fiscal 2002. Although his employment agreement provided for the payment of $180,000, Mr. Snyder unilaterally elected to waive $10,000 of this amount.

Mr. Snyder's Fiscal 2002 Compensation

         At the request of the Board, and pursuant to an amendment of his contract effective February 3, 2002, Mr. Snyder agreed to serve in the capacity of Chairman and Chief Executive Officer through fiscal 2002. Such contract provided for:

       o a base salary commensurate with that for fiscal 2001 of $500,000 per annum;
       o the right to participate in the Company's 2002 bonus plan for executives, with a minimum guaranteed bonus of $180,000;
       o a grant of 25,000 shares of Common Stock with vesting on a date to be set by the Compensation Committee;
       o a tax cash gross-up equal to the greater of $25,000 or 33 1/3% of the value of such shares;
       o      continuation of certain living and travel expenses;
       o payment of any base salary, minimum guaranteed bonus, and a tax cash gross-up on restricted stock due for the remaining term of the contract, plus a lump sum payment of $250,000 in the event of termination without "Cause"; and
       o in the event of an "Employment Event" arising from a "Change of Control", as such terms were defined in his employment contract, a lump sum payment of $750,000, together with any amount unpaid as of such date with respect to the minimum guaranteed bonus and tax gross-up on Mr. Snyder's stock grant.

Compensation Committee

Clarence E. ("Bud") Terry, Chairman (1)
R. Lynn Skillen (1)

(1) Messrs. Terry and Skillen were not directors of the Company in fiscal 2002, did not participate in compensation decisions in fiscal 2002 and are reporting the information contained herein not from personal knowledge, but solely from information contained in the Company's corporate records.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               Among One Price Clothing Stores, Inc., Russell 2000
                    Index and NASDAQ Retail Trade Stock Index

         The following graph compares the cumulative total stockholder return on the Common Stock for the last five fiscal years with cumulative total returns of the Russell 2000 Index (a broad equity market index) and the NASDAQ Retail Trade Stock Index (an industry index). The stock performance shown in the graph below is not necessarily indicative of future price performance.

         The following graph assumes the investment of $100 on January 30, 1998, and the reinvestment of any and all dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                [GRAPHIC OMITTED]


                   One Price           Nasdaq Retail      Russell
Date          Clothing Stores, Inc.    Trade Stocks       2000 Index
----          ---------------------    ------------       ----------

01/30/1998             100.00             100.00             100.00

01/29/1999             290.33               *                 99.34

01/28/2000             161.29               *                117.34

02/02/2001              48.39               *                116.61

02/01/2002              10.95               *                111.62

01/31/2003               1.77               *                 86.54


* To be filed with definitive proxy materials.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's capital stock as of August 8, 2003, by (1) persons who are known by the Company to own beneficially more than 5% of the outstanding Common Stock; (2) the Names Executive Officers; (3) the directors; and (4) the directors and Named Executive Officers as a group. On August 8, 2003, there were 8,279,095 shares of Common Stock outstanding and 11,964,500 shares of Common Stock issuable on the conversion of shares of Series A Preferred Stock.

                  Name and Address                        Amount and Nature           Percentage of Total
                 of Beneficial Owner                   of Beneficial Ownership(1)     Outstanding Shares
                 -------------------                   -----------------------        ------------------
Leonard M. Snyder................................                86,713(2)                    1.0%

Rodger R. Krouse.................................            23,490,627(3)                   85.0%

Marc J. Leder....................................            23,490,627(4)                   85.0%

Malcolm L. Sherman...............................                18,075(5)                      *

Robert J. Stevenish..............................                 7,145(6)                      *

Allan Tofias.....................................                 9,574(7)                      *

Thomas R. Kelly..................................                20,209(8)                      *

H. Dane Reynolds.................................                22,923(9)                      *

Ronald Swedin....................................                23,894(10)                     *

Sun One Price, LLC
Sun Capital Partners III, LP
Sun Capital Partners III QP, LP
Sun Capital Advisors III, LP
Sun Capital Partners III, LLC
Marc J. Leder
Rodger R. Krouse.................................            23,490,627(11)                  85.0%
5200 Town Center Circle
Boca Raton, Florida 33486

Henry D. Jacobs..................................               496,629(12)                   6.0%
320 Dale Drive
Spartanburg, South Carolina 29307

All Directors and Executive Officers as a
group (14 persons)...............................            23,679,160                      89.0%

*Less than 1%

(1) A person is deemed to be the beneficial owner of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days of August 8, 2003, through the exercise of any option, warrant, or right of conversion of a security or otherwise.

(2) The figure shown includes 35,715 shares of Common Stock subject to presently exercisable stock options and 18,574 shares of Restricted Stock, of which 8,572 shares carry a risk of forfeiture subject to certain conditions.

(3) Consists of shares of Common Stock owned by the Reporting Group, as defined below, shares of Common Stock issuable on the conversion of shares of Series A Preferred Stock owned by the Reporting Group and shares of Common Stock issuable on the exercise of warrants held by the Reporting Group. These shares of Common Stock are also reported as being owned by Mr. Leder.

(4) Consists of shares of Common Stock owned by the Reporting Group, as defined below, shares of Common Stock issuable on the conversion of shares of Series A Preferred Stock owned by the Reporting Group and shares of Common Stock issuable on the exercise of warrants held by the Reporting Group. These shares of Common Stock are also reported as being owned by Mr. Krouse.

(5) Includes presently exercisable options to purchase 11,432 shares of Common Stock.

(6) Includes presently exercisable options to purchase 4,287 shares of Common Stock.

(7) Includes presently exercisable options to purchase 5,716 shares of Common Stock.

(8) Includes presently exercisable options to purchase 13,680 shares of Common Stock.

(9) This figure includes 17,965 shares of Common Stock subject to stock options presently exercisable. On October 22, 2002, Mr. Reynolds voluntarily agreed to forfeit options to purchase 4,286 shares of Common Stock for the sum of $324.88 as a response to an option buyback offer approved by the Compensation Committee.

(10) This figure includes 13,680 shares of Common Stock subject to stock options presently exercisable. On November 22, 2002, Mr. Swedin voluntarily forfeited certain options to purchase 9,859 shares of Common Stock with no remuneration for such forfeitures.

(11) This information is obtained from a Schedule 13D filed with the Securities and Exchange Commission on July 3, 2003 (the "Schedule 13D") by Sun One Price, LLC, Sun Capital Partners III, LP, Sun Capital Partners III QP, LP, Sun Capital Advisors III, LP, Sun Capital Partners III, LLC, Marc J. Leder and Rodger R. Krouse (collectively, the "Reporting Group"). Pursuant the Schedule 13D, each member of the Reporting Group claims shared voting power with respect to 23,490,627 shares of Common Stock and shared dispositive power with respect to 23,009,069 shares of Common Stock. This amount includes 97.95 shares of Series A Preferred Stock, or 97.95% of the issued and outstanding shares of Series A Preferred Stock, that will automatically convert into a total of 11,719,227 shares of Common Stock upon the effectiveness of the Company's Amended and Restated Certificate of Incorporation. This amount also includes 6,275,682 shares of Common Stock issuable upon the exercise of a warrant held by Sun One Price, which warrant is exercisable only upon the exercise of warrants, options or other conversion rights that were issued and outstanding on or immediately prior to June 27, 2003 and that are exercisable for shares of Common Stock (the "Pre-Closing Options"). Upon the exercise of any

       Pre-Closing Option, Sun One Price has the right to purchase that number of shares of Common Stock necessary for it to maintain its approximately 85% ownership of all outstanding Common Stock after the exercise of such Pre-Closing Option.

(12) This information is obtained from a Schedule 13G filed by Mr. Jacobs with the Securities and Exchange Commission on February 12, 2002. According to such Schedule 13G, Mr. Jacobs has sole voting and dispositive power with respect to 449,486 shares. The figure shown includes 47,143 shares owned by Mr. Jacobs' spouse, as to which he may be deemed to share voting and dispositive power but disclaims beneficial ownership.

                    STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

         Stockholders wishing to submit a proposal for action at the 2004 annual meeting of stockholders and desiring the proposal to be considered for inclusion in the Company's proxy materials relating thereto must provide a written copy of the proposal to the Company at its principal executive offices not later than May 18, 2004, and must otherwise comply with the rules of the Securities and Exchange Commission relating to stockholder proposals.

         Stockholders wishing to submit a proposal for action at the Company's 2004 annual meeting of stockholders, but who do not wish the proposal included in the Company's proxy materials relating thereto, or who miss the deadline for inclusion in the Company's proxy materials, must provide a written copy of the proposal to the Company at its principal executive offices not later than August 1, 2004. All proposals submitted after this deadline will be considered untimely.

         All proposals should be directed to One Price Clothing Stores, Inc., 1875 East Main Street, Highway 290, Commerce Park, Duncan, South Carolina 29334,
Attention: Secretary.

                              FINANCIAL INFORMATION

         The Company's 2002 Annual Report on Form 10-K (without exhibits) (the "2002 Annual Report") is being mailed to the Company's stockholders with this Proxy Statement.

         The Company will provide without charge to any stockholder of record as of August 8, 2003, who so requests in writing, a copy of the 2002 Annual Report filed with the Securities and Exchange Commission. Upon payment of a reasonable copying charge, the Company will provide such stockholder with copies of exhibits to the 2002 Annual Report. Any such request should be directed to One Price Clothing Stores, Inc., 1875 East Main Street, Highway 290, Commerce Park, Duncan, South Carolina 29334, Attention: Secretary. Copies may also be obtained online at http://www.oneprice.com.

                                    AUDITORS

         Deloitte & Touche LLP acted as the Company's independent auditor for fiscal 2002. The Company has not formally engaged an independent auditor for fiscal 2003, as it is currently considering its choice of independent auditors for fiscal 2003 and future periods. The Company currently does not anticipate that representatives of Deloitte & Touche LLP will be present at the Annual Meeting.

Audit Fees

         The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for fiscal 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for fiscal 2002 were $242,150.

Financial Information Systems Design and Implementation Fees

         There were no fees billed for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by Deloitte & Touche LLP for the most recent fiscal year.

All Other Fees

         The aggregate fees billed for all professional services rendered by Deloitte & Touche LLP for fiscal 2002 other than those described in the prior two paragraphs were approximately $39,944 ($32,494 for audit-related services and $7,450 for tax services). The Audit Committee has considered whether the provision of these services is compatible with maintaining Deloitte & Touche's independence.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its most recent fiscal year, the Company believes that except for two filings regarding the reacquisition of a limited number of stock options from Messrs. Swedin and Reynolds in October and November 2002 that should have been filed on Form 4, but were filed on Form 5s on March 18, 2003, all of its executive officers, directors and persons who may have been deemed to be greater than 10% stockholders during the year have timely made all filings required to be made under Section 16(a) of the Securities Exchange Act of 1934, as amended.

                                     GENERAL

         Management does not know of any other matters to be presented at the Annual Meeting. If, however, any other matters requiring a vote of the stockholders are properly presented at the Annual Meeting or any adjournment thereof, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

         The Company will pay the cost of soliciting proxies. In addition to solicitation by use of the mail, certain officers and regular employees of the Company may solicit, for no additional compensation, the return of proxies by telephone, telegram or personal interview. The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of Common Stock, and will reimburse them for their reasonable out-of-pocket expenses in so doing.

         A list of stockholders entitled to be present and vote at the Annual Meeting will be available at the offices of the Company, 1875 East Main Street, Highway 290, Commerce Park, Duncan, South Carolina 29334, for inspection by stockholders during regular business hours from September 21, 2003, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by stockholders who are present.

         Whether or not you expect to be present in person, you are requested to mark, sign, date and return the enclosed proxy card promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

         The above Notice and Proxy Statement are sent by order of the Board.



                                              /s/ Grant H. Gibson
                                              Grant H. Gibson
                                              Secretary
Duncan, South Carolina
September 15, 2003

                                   Appendix A

           FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                         ONE PRICE CLOTHING STORES, INC.

      ONE PRICE CLOTHING STORES, INC. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      FIRST: That the name of the Corporation is One Price Clothing Stores, Inc. The Corporation's original certificate of incorporation was filed with the Delaware Secretary of State on April 6, 1987, and was amended on April 9, 1987, May 4, 1993, September 4, 2001, June 26, 2002 and June 27, 2003.

      SECOND: That the Board of Directors adopted a resolution proposing and declaring advisable the following Amended and Restated Certificate of Incorporation of the Corporation:

                                   Article 1:
                                      Name

      The name of this Corporation is:

                         One Price Clothing Stores, Inc.

                                   Article 2:
                                    Duration

      The Corporation shall have perpetual duration.

                                   Article 3:
                                     Purpose

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                           Article 4: Share Structure

(A)   Authorized Stock.

      The total number of shares of capital which the Corporation is authorized to issue is Twenty-Nine Million Five Hundred Thousand (29,500,000), divided into two classes as follows:

      (1) Twenty-Nine Million (29,000,000) shares of common stock $0.01 par value per share ("Common Stock"); and

      (2) Five Hundred Thousand (500,000) shares of preferred stock, $0.01 par value per share ("Preferred Stock").

(B)   Common Stock.

      The rights and preferences of all outstanding shares of Common Stock shall be identical. The holders of outstanding shares of Common Stock shall have the right to vote on all matters submitted to a vote of the stockholders of the Corporation, on the basis of one vote per share of Common Stock owned. Subject to the prior rights of any series of Preferred Stock, upon the voluntary or involuntary liquidation, dissolution and winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests.

(C)   Preferred Stock.

      The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

(D)   Designation of Series A Preferred Stock.

      Section 1. Designation. The distinctive serial designation of such series is "Series A Preferred Stock" ("Series A Preferred"). Each share of Series A Preferred shall be identical in all respects to every other share of Series A Preferred.

      Section 2. Number of Shares. The number of authorized shares of Series A Preferred shall be 100. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock less the number of shares of Preferred Stock then outstanding) or decreased (but not below the number of shares of Series A Preferred then outstanding) by the Board of Directors. Shares of Series A Preferred that are purchased or otherwise acquired by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

      Section 3. Dividends. If and when the Board of Directors declares a cash dividend on the shares of Common Stock, then the holders of Series A Preferred shall be entitled to receive, out of funds legally available therefor, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking prior and in preference to the Series A Preferred, a cash dividend per share equal to the amount such holders would have received had such holder converted his, hers or its Series A Preferred into Common Stock immediately prior to such distribution.

      Section 4. Liquidation. In the event of any merger, sale, voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, in money or money's worth, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred upon such liquidation, dissolution or winding up, an amount equal to the amount such holder would have received had such holder converted his, hers or its Series A Preferred into Common Stock immediately prior to such distribution.

     Section 5. Mandatory Conversion. Immediately upon the effectiveness of an amendment to the Certificate of Incorporation which has the effect of increasing the number of shares of Common Stock that the Corporation is authorized to issue to a number sufficient to provide for the issuance of shares of Common Stock upon conversion of all of the then issued and outstanding shares of Series A Preferred in accordance with the terms hereof, each share of Series A Preferred shall be automatically converted into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of Series A Preferred is convertible shall equal the Conversion Rate in effect at such time. The initial Conversion Rate shall be 119,645, subject to adjustment as provided in Section (D)6 hereof. Upon such automatic conversion, all shares of Series A Preferred which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate. Each certificate previously representing shares of Series A Preferred shall thereafter represent only the right to receive a certificate representing the number of shares of Common Stock into which the shares of Series A Preferred previously represented by such certificate have been converted. At the Corporation's request, each holder of a certificate previously representing shares of Series A Preferred shall surrender such certificates to the Corporation in exchange for a certificate representing the number of shares of Common Stock into which the shares of Series A Preferred previously represented by such certificate have been converted.

     Section 6. Anti-Dilution Provisions. The Conversion Rate shall be subject to adjustment from time to time in accordance with this Section (D)6.

           (a) Dividend; Stock Splits. In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the Conversion Rate in effect immediately prior to such dividend or combination shall be proportionately increased by the same ratio as the subdivision or dividend. In case the Corporation shall at any time combine its outstanding Common Stock, the Conversion Rate in effect immediately prior to such combination shall be proportionately decreased by the same ratio as the combination.

           (b) Organic Change. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series A Preferred shall have the right to acquire and receive upon conversion of the Series A Preferred such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series A Preferred at the Conversion Rate then in effect.

      Section 7. Voting Rights. Each issued and outstanding share of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Preferred is convertible (as adjusted from time to time pursuant to Section (D)6), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred shall vote together with the holders of Common Stock as a single class.

      Section 8. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of the Certificate of Incorporation or Bylaws that would alter or change the preferences or special rights of the Series A Preferred without the prior written consent of the holders of a majority of the Series A Preferred outstanding at the time such action is taken.

      Section 9. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

      Section 10. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

      Section 11. Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries by reason of repurchase, conversion or otherwise shall be automatically and immediately canceled and shall not be reissued, sold or transferred as shares of Series A Preferred. The Corporation (without the need for stockholder action) may thereafter take such appropriate action as may be necessary to reduce the authorized shares of Series A Preferred accordingly.

      Section 12. Other Terms. Shares of Series A Preferred shall be subject to the other terms, provisions and restrictions set forth in the Certificate of Incorporation with respect to the shares of Preferred Stock of the Corporation.

(E)   Designation of Series B Preferred Stock.

      Section 1. Designation. The distinctive serial designation of such series is "Series B Preferred Stock" ("Series B Preferred"). Each share of Series B Preferred shall be identical in all respects to every other share of Series B Preferred.

      Section 2. Number of Shares. The number of authorized shares of Series B Preferred shall be 3,500. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock less the number of shares of Preferred Stock then outstanding) or decreased (but not below the number of shares of Series B Preferred then outstanding) by the Board of Directors. Shares of Series B Preferred that are purchased or otherwise acquired by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

      Section 3.  Dividends.
                  ---------

           (a) General Obligation. When and as declared by the Corporation's board of directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Series B Preferred as provided in this Section (E)3. Dividends on each share of the Series B Preferred (a "Series B Preferred Share") shall accrue on a daily basis at the rate of seven percent (7.0%) per annum of the sum of (x) the Liquidation Value thereof plus (y) all dividends which have accumulated thereon pursuant to Section (E)3(b) below (and are then unpaid) from and including the date of issuance of such Series B Preferred Share to and including the first to occur of (i) the date on which the Liquidation Value of such Series B Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Series B Preferred Share by the Corporation or (ii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Series B Preferred Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Series B Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series B Preferred Share.

           (b) Dividend Reference Dates. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 2003 (the "Dividend Reference Dates"), all dividends which have accrued on each Series B Preferred Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Series B Preferred Share until paid to the holder thereof.

           (c) Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred Shares, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series B Preferred Shares held by each such holder.

      Section 4. Priority of Series B Preferred Shares on Dividends and Redemptions. So long as the Series B Preferred remain outstanding, without the prior written consent of the holders of a majority of the outstanding Series B Preferred Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of common stock from present or former employees of the Corporation and its Subsidiaries in accordance with arrangements and agreements which have been approved by the Corporation's board of directors.

      Section 5. Liquidation. Upon any Sale of the Corporation, liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series B Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Series B Preferred Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Series B Preferred shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of Series B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section (E)5 then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series B Preferred Shares held by each such holder. Not less than 20 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series B Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Series B Preferred Share in connection with such liquidation, dissolution or winding up.

      Section 6.  Redemptions.
                  -----------

           (a) Optional Redemptions. The Corporation may at any time and from time to time before the Scheduled Redemption Date redeem all or any portion of the Series B Preferred then outstanding. Upon any such redemption, the Corporation shall pay a price per Series B Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

           (b) Redemption in Connection With Sale of the Corporation. If a Sale of the Corporation has occurred or the Corporation obtains knowledge that a Sale of the

Corporation is proposed to occur, the Corporation shall give prompt written notice of such Sale of the Corporation describing in reasonable detail the material terms and date of consummation thereof to each holder of Series B Preferred, but in any event such notice shall not be given later than five (5) days after the occurrence of such Sale of the Corporation, and the Corporation shall give each holder of Series B Preferred prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Series B Preferred then outstanding may require the Corporation to redeem all or any portion of the Series B Preferred owned by such holders at a price per Series B Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) twenty-one (21) days after receipt of the Corporation's notice and (b) five (5) days prior to the consummation of the Sale of the Corporation (the "Expiration Date"). The Corporation shall give prompt written notice of any such election to all other holders of Series B Preferred within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) ten (10) days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series B Preferred owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Series B Preferred specified therein on the later of (a) the occurrence of the Sale of the Corporation or (b) five days after the Corporation's receipt of such election(s). If any proposed Sale of the Corporation does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, the Corporation shall give prompt written notice thereof to each holder of Series B Preferred and any holder of Series B Preferred may rescind or modify such holder's request for redemption or may request redemption hereunder by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

           (c) Redemption Payments. For each Series B Preferred Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Series B Preferred Share) an amount in immediately available funds equal to the Liquidation Value of such Series B Preferred Share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Series B Preferred on any Redemption Date are insufficient to redeem the total number of Series B Preferred to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series B Preferred pro rata among the holders of the Series B Preferred to be redeemed based upon the aggregate Liquidation Value of such Series B Preferred held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series B Preferred, such funds shall immediately be used to redeem the balance of the Series B Preferred which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed and, until such balance has been so redeemed in full, no Junior Securities of the Corporation shall be redeemed and no dividends shall be paid thereon.

           (d) Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Series B Preferred Share to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Series B Preferred represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series

B Preferred shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Series B Preferred.

           (e) Determination of the Number of Each Holder's Shares to be Redeemed. Except as otherwise provided herein, the number of Series B Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of Series B Preferred determined by multiplying the total number of Series B Preferred to be redeemed times a fraction, the numerator of which shall be the total number of Series B Preferred then held by such holder and the denominator of which shall be the total number of Series B Preferred then outstanding.

           (f) Dividends After Redemption Date. No Series B Preferred Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Series B Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Series B Preferred Share. On such date, all rights of the holder of such Series B Preferred Share shall cease, and such Series B Preferred Share shall no longer be deemed to be issued and outstanding.

      Section 7. Voting Rights. Except as otherwise provided herein and as otherwise required by applicable law, the Series B Preferred shall have no voting rights; provided that each holder of Series B Preferred shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

      Section 8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series B Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred represented by the surrendered certificate.

      Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series B Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

      Section 10. Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries by reason of repurchase, conversion or otherwise shall be automatically and immediately canceled and shall not be reissued, sold or transferred as shares of Series B Preferred. The Corporation (without the need for stockholder action) may thereafter take such appropriate action as may be necessary to reduce the authorized shares of Series B Preferred accordingly.

      Section 11. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of the Certificate of Incorporation or Bylaws that would alter or change the preferences or special rights of the Series B Preferred without the prior written consent of the holders of a majority of the Series B Preferred outstanding at the time such action is taken.

      Section 12. Other Terms. Shares of Series B Preferred shall be subject to the other terms, provisions and restrictions set forth in the Certificate of Incorporation with respect to the shares of Preferred Stock of the Corporation.

(F)   Definitions. The following terms shall have the meanings specified:

      "Common Stock" means, collectively, the Corporation's Common Shares, par value $0.01 per share.

      "Junior Securities" means, collectively, the Common Stock, the Series A Preferred, and any capital stock or other equity securities of the Corporation, except for the Series B Preferred.

      "Liquidation Value" of any Series B Preferred Share as of any particular date shall be equal to $1,000.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

      "Preferred Stock" means, collectively, the Corporation's preferred stock, par value $0.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

      "Redemption Date" as to any Series B Preferred Share means the date specified in the notice of any redemption at the Corporation's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Series B Preferred Share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

      "Sale of the Corporation" means (i) any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock of the Corporation (including, without limitation, a merger or consolidation of the Corporation with any other corporation) by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act), other than the holders of Series A Preferred as of June 27, 2003, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's board of directors, and (ii) any sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries in any transaction or series of transactions (other than sales in the ordinary course of business).

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

      "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

                               Article 5: By-Laws

      The Board of Directors of the Corporation is hereby expressly authorized to make, amend, repeal or otherwise alter the By-Laws of the Corporation. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                              Article 6: Directors

      The directors of the Corporation shall not be required to be elected by written ballots.

                       Article 7: Liability of Directors

      To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SEVEN shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                   Article 8: Action Taken By Written Consent

      Any action required or permitted to be taken at an annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote, if a consent or consents, in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                                Article 9: Agent

      The name and address in the State of Delaware of this Corporation's registered office and initial agent for service of process (located in New Castle County) are as follows:

                           CORPORATION SERVICE COMPANY
                                1013 Centre Road
                           Wilmington, Delaware 19805

      Third:   That at an annual meeting and vote of the Corporation's
stockholders, the stockholders have approved this Amended and Restated Certificate of Incorporation and that this Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, One Price Clothing Stores, Inc., has caused this First Amended and Restated Certificate of Incorporation to be signed and attested by its duly authorized officer, this ___ day of ______, 2003.


                               ONE PRICE CLOTHING STORES, INC.



                               By:
                                   --------------------------------
                                   LEONARD M. SNYDER, Executive
                                   Chairman and Chief Executive Officer

                                      PROXY

                         ONE PRICE CLOTHING STORES, INC.
                  ANNUAL MEETING TO BE HELD ON OCTOBER 1, 2003

         The undersigned stockholder of One Price Clothing Stores, Inc. (the "Company"), a Delaware corporation, hereby constitutes and appoints Leonard M. Snyder and Grant H. Gibson, and each of them, as attorneys and proxies on behalf of the undersigned to act and vote at the annual meeting of stockholders to be held at the Boca Raton Marriott, located at 5150 Town Center Circle, Boca Raton, Florida 33486, on October 1, 2003 at 10:00 a.m. local time, and any adjournment thereof, and the undersigned instructs said attorneys to vote:

         1. Election of Directors.

Nominees:         Leonard M. Snyder                  Clarence E. ("Bud") Terry
                  Rodger R. Krouse                   Allan Tofias
                  Marc J. Leder                      C. Deryl Couch
                  Malcolm L. Sherman                 T. Scott King
                  R. Lynn Skillen                    M. Steven Liff
                  Robert J. Stevenish

Check One
Box        [ ] For all Nominees listed above      [ ] Withhold authority to vote
               (except as marked to the contrary      for all Nominees listed
               below                                  above

         Instructions: To withhold authority to vote for any individual Nominee, write that Nominee's name in the following space provided:_____________
         _______________________________________________________________________

         2. Proposal to approve an Amended and Restated Certificate of Incorporation.

         FOR [ ]              AGAINST [ ]                ABSTAIN [ ]

         3. At their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

         Either of said attorneys and proxies who shall be present and acting as such at the meeting or any adjournment or adjournments thereof (or, if only one such attorney and proxy may be present and acting, then that one) shall have and may exercise all the powers hereby conferred.

         PLEASE SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                     (over)

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ONE PRICE CLOTHING STORES, INC. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN THIS PROXY AND FOR APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND IN THE DISCRETION OF THE PROXY HOLDERS, UPON SUCH OTHER MATTERS OF BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated September 15, 2003.

                                           Dated this _____ day of ______, 2003.



                                           _____________________________________
                                                        (Signature)


         NOTE: SIGNATURE(S) SHOULD AGREE WITH NAME(S) AS PRINTED ON YOUR STOCK CERTIFICATE. EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER FIDUCIARIES SHOULD SO INDICATE WHEN SIGNING. IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. WHEN SHARES ARE HELD JOINTLY, BOTH SHOULD SIGN. IF A PARTNERSHIP, PLEASE SIGN THE NAME BY AUTHORIZED PERSON.

               PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY.

                                       -2-